Exhibit 99.1

UNITY Biotechnology Appoints Anirvan Ghosh, PhD as Chief Executive Officer

– Renowned Scientist and Drug Developer Joins UNITY’s Mission to Extend

Healthspan –

– Succeeds Keith Leonard Who Will Continue as Chairman –

SAN FRANCISCO, Calif., March 2, 2020 (GLOBE NEWSWIRE) — UNITY Biotechnology today announced the appointment of Anirvan Ghosh, Ph.D., as CEO and member of the Board of Directors, effective March 30, 2020. Dr. Ghosh joins UNITY from Biogen, where he served as Senior Vice President, Head of Research and Early Development. Current UNITY CEO, Keith Leonard, will be leaving his operating role due to personal circumstances, but will continue as Chairman of the Board of Directors.

“We are thrilled to attract a world-class scientist and leader of Anirvan’s stature to propel UNITY to the next level of achievement,” said Keith Leonard. “Augmenting our already strong executive team with Anirvan’s insights and experience will ensure that UNITY has the opportunity to realize its full potential. I look forward to continuing the journey and providing important continuity as I work with Anirvan in my capacity as Chairman.”

UNITY President and co-founder, Nathaniel (Ned) E. David, Ph.D. added, “I am really excited to work with Anirvan. He brings an incredible breadth of experience to our mission to extend healthspan. I look forward to partnering with him to maximize the emerging promise of cellular senescense and to explore additional therapeutic applications beyond osteoarthritis and ophthalmology.”

During his tenure at Biogen, Dr. Ghosh led a team of 350 scientists and clinicians responsible for preclinical and early clinical development (Phase 1 and Phase 2 studies) in all of Biogen’s therapeutic areas and led a marked expansion of Biogen’s clinical pipeline. Between 2017 and 2020, ten programs advanced from pre-clinical research into human clinical studies and several of these programs have demonstrated positive proof-of-concept results in human studies and are currently in pivotal registration-enabling clinical trials. Dr. Ghosh was also involved in expanding Biogen’s portfolio through key partnerships, including acquisition of early stage assets in Alzheimer’s disease, schizophrenia, ophthalmology, multi-asset platform collaborations in RNA regulation through anti-sense oligonucleotides, and small molecule approaches for targeted protein degradation and targeted splicing modulation.

“There has been tremendous progress in our understanding of the cellular and molecular biology of aging, especially cellular senescence, in the past ten years, and UNITY has been at the forefront of efforts to translate that understanding into the next generation of medicines to slow, halt or reverse the progression of age-related diseases,” said Dr. Ghosh. “This is some of the most exciting science I have seen that could have a transformative impact on medicine, and I could not pass up this opportunity to lead UNITY into its next phase. I am deeply impressed with the portfolio that UNITY has developed with the keen insight and long-term vision of the Board.”

Prior to his time at Biogen, Dr. Ghosh served as founding CSO at E-Scape Bio, and Global Head of Neuroscience Discovery and Biomarkers at Roche. In those roles, Dr. Ghosh led research and drug discovery for programs addressing neurodegenerative diseases as well as neurodevelopmental and psychiatric disorders.

Prior to joining industry, Dr. Ghosh served as a professor of neuroscience at Johns Hopkins University and the University of California, San Diego. Dr. Ghosh received a BS in Physics from the California Institute of Technology, a PhD in Neuroscience from Stanford University, and postdoctoral training at Harvard Medical School. The impact of his scientific contributions is reflected in over 100 scientific publications in top-tier journals, including Science and Nature. He has been a recipient of numerous awards, and as a recognized scientific leader, he has chaired leading scientific congresses including Gordon Research Conferences and Cold Spring Harbor Meetings.

About UNITY

UNITY is developing therapeutics to extend healthspan with an initial focus on cellular senescence. UNITY believes that the accumulation of senescent cells is a fundamental mechanism of aging and a driver of many common age-related diseases. Cellular senescence is a natural biological state in which a cell permanently halts division. As senescent cells accumulate with age, they begin secreting inflammatory factors, proteases, fibrotic factors, and growth factors, that disturb the tissue micro-environment. This collection of secreted proteins is referred to as the Senescence Associated Secretory Phenotype, or SASP. UNITY is developing senolytic medicines to eliminate senescent cells and thereby stop the production of the SASP, which UNITY believes addresses a root cause of age-related diseases. By stopping the production of the SASP at it source, UNITY believes senolytic medicines could slow, halt, or reverse diseases such as osteoarthritis and age-related eye diseases. More information is available at www.unitybiotechnology.com or follow us on Twitter.

Forward-Looking Statements

This press release contains forward-looking statements, including: statements related to UNITY’s understanding of cellular senescence and the role cellular senescence plays in age-related diseases; the potential for UNITY to develop medicines that eliminate senescent cells; the ability of UNITY to realize the potential of its programs; and the ability to UNITY to have a transformative impact on medicine. These statements involve substantial known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements. We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements in this press release represent our views as of the date of this release. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this release. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of the Company in general, see UNITY’s most recently filed Quarterly Report on Form 10-Q for the quarter ended September 30, 2019, filed with the Securities and Exchange Commission on November 6, 2019, as well as other documents that may be filed by UNITY from time to time with the Securities and Exchange Commission. This press release concerns drug candidates that are under clinical investigation and which have not yet been approved for marketing by the U.S. Food and Drug Administration. They are currently limited by Federal law to investigational use, and no representation is made as to their safety or effectiveness for the purposes for which they are being investigated.

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